Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated July 30, 2007, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of Statement of Financial Accounting Standards No. 123(R), Share Based Payments, as of June 1, 2006) accompanying the financial statements included in the Annual Report of Protalex, Inc. on Form 10-K for the year ended May 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of Protalex, Inc. on Forms S-8 (File No. 333-130998, effective January 12, 2006, File No. 333-130997, effective January 12, 2006 and File No. 333-125919, effective June 17, 2005).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania July 30, 2007